EXHIBIT 99


General Motors Announces Sale of its Equity Stake in Fuji Heavy Industries Strategic decision to sharpen focus on other aspects of global development



DETROIT - General Motors Corp. (NYSE: GM) today announced the sale of its approximate 20 percent equity stake (about 157 million shares) in Fuji Heavy Industries (FHI). The alliance between GM and FHI will end and GM will refocus its efforts and resources in the Asia Pacific region's high-growth markets and with its other strategic partners.

Toyota Motor Corporation will purchase 68 million shares, or approximately 8.7 percent, of FHI shares outstanding, from GM for JPY 520 (US$4.60) per share, or about US$315 million in cash. GM intends to divest its remaining 11.4 percent interest by offering for sale its shares (89 million shares) into FHI's 90 million share open-market buyback program announced earlier today, and through market sales if necessary.

"We've had a good partnership; however both GM and FHI came to the conclusion that there were not enough collaborative projects to sustain the alliance and that each of our interests could be better served through a different approach," said Troy Clarke, GM group vice president and president, GM Asia Pacific. "We have a great deal of respect for FHI and Toyota. We wish them well in their new relationship."

The divestiture of GM's stake in FHI is expected to be completed in the fourth quarter.

Since GM acquired a stake in FHI in 2000, the companies have been involved in various joint projects in product development, advanced technology, global purchasing and supply chain management, and product distribution. GM currently partners with FHI on one production vehicle, the Saab 9-2x, which will continue.

Other joint arrangements with FHI will be dissolved over time. For example, GM and FHI's previously announced Saab crossover vehicle development program will be cancelled.

Also today, GM will file a Form 8-K at the Securities and Exchange Commission describing a restatement of its second quarter 2005 financial statements to reflect a reduction of between $700-$800 million in the carrying value of its FHI stock.

The sale by GM of its interest in FHI, including cash proceeds received and any potential gain on sale, will be recorded in the fourth quarter.

General Motors Corp. (NYSE: GM), the world's largest automaker, has been the global industry sales leader since 1931. Founded in 1908, GM today employs about 317,000 people around the world. It has manufacturing operations in 32 countries and its vehicles are sold in 200 countries. In 2004, GM sold nearly 9 million cars and trucks globally, up 4 percent and the second-highest total in the company's history. More information on GM can be found at www.gm.com.